                                                                      Exhibit 99

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF MARCH 31, 2002 AND DECEMBER 31, 2001

                AND FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES

                                    I N D E X
                                    ---------

                                                               PAGE
                                                               ----

Consolidated Balance Sheets -
   March 31, 2002 and December 31, 2001 (Unaudited)             3

Consolidated Statements of Income -
   Three months ended March 31, 2002 and 2001 (Unaudited)       4

Consolidated Statement of Changes in Shareholder's Equity -
   Three months ended March 31, 2002 (Unaudited)                5

Consolidated Statements of Cash Flows -
   Three months ended March 31, 2002 and  2001 (Unaudited)      6

Notes to Consolidated Financial Statements (Unaudited)          7-8

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands except per share amounts)

                                                                March 31, 2002   December 31, 2001
                                                                --------------   -----------------
Assets
Investments:
    Fixed-maturity securities held as available-for-sale
     at fair value (amortized cost $6,697,868 and $6,707,183)     $6,785,147        $6,839,389
    Fixed-maturity securities pledged as collateral
     at fair value (amortized cost $416,900 and $465,670)            428,065           479,938
    Short-term investments, at amortized cost
     (which approximates fair value)                                 384,432           284,321
    Other investments                                                 28,680            28,756
                                                                  ----------        ----------
        Total investments                                          7,626,324         7,632,404
Cash and cash equivalents                                             34,212            24,404
Securities purchased under agreements to resell                      519,391           559,751
Accrued investment income                                            112,788           110,264
Deferred acquisition costs                                           278,352           277,699
Prepaid reinsurance premiums                                         515,078           507,079
Reinsurance recoverable on unpaid losses                              39,041            35,090
Goodwill                                                              76,938            76,538
Property and equipment, at cost (less accumulated
    depreciation of $56,217 and $53,618)                             111,999           113,176
Receivable for investments sold                                       33,857            23,599
Other assets                                                          77,665           100,284
                                                                  ----------        ----------
        Total assets                                              $9,425,645        $9,460,288
                                                                  ==========        ==========

Liabilities and Shareholder's Equity
Liabilities:
    Deferred premium revenue                                      $2,568,574        $2,565,096
    Loss and loss adjustment expense reserves                        529,643           518,389
    Securities sold under agreements to repurchase                   519,391           559,751
    Deferred income taxes                                            228,822           249,169
    Current income taxes                                              36,162             4,508
    Deferred fee revenue                                              23,533            23,987
    Payable for investments purchased                                 26,495            50,239
    Other liabilities                                                187,959           263,260
                                                                  ----------        ----------
        Total liabilities                                          4,120,579         4,234,399
                                                                  ----------        ----------

Shareholder's Equity:
    Common stock, par value $150 per share; authorized,
     issued and outstanding - 100,000 shares                          15,000            15,000
    Additional paid-in capital                                     1,575,806         1,567,478
    Retained earnings                                              3,676,615         3,572,397
    Accumulated other comprehensive income,
     net of deferred income tax provision
     of $34,470 and $51,300)                                          37,645            71,014
                                                                  ----------        ----------
        Total shareholder's equity                                 5,305,066         5,225,889
                                                                  ----------        ----------
        Total liabilities and shareholder's equity                $9,425,645        $9,460,288
                                                                  ==========        ==========

         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                        Three months ended
                                                             March 31
                                                       -------------------
                                                         2002       2001
                                                       --------   --------
Revenues:
     Gross premiums written                            $186,772   $184,905
     Ceded premiums                                     (52,315)   (55,149)
                                                       --------   --------
        Net premiums written                            134,457    129,756
     Decrease (increase) in deferred premium revenue      4,581     (9,621)
                                                       --------   --------
        Premiums earned (net of ceded
            premiums of  $44,501 and $38,316)           139,038    120,135
     Net investment income                              106,139    102,372
     Net realized gains (losses)                         (1,008)     4,559
     Change in fair value of derivative instruments      12,904     (3,767)
     Advisory fees                                        6,287      5,992
     Other                                                   82        194
                                                       --------   --------
        Total revenues                                  263,442    229,485
                                                       --------   --------

Expenses:
     Losses and loss adjustment                          14,938     14,222
     Amortization of deferred acquisition costs          11,123      9,611
     Operating                                           17,398     18,055
                                                       --------   --------
        Total expenses                                   43,459     41,888
                                                       --------   --------

Income before income taxes                              219,983    187,597

Provision for income taxes                               57,765     45,981
                                                       --------   --------

Income before cumulative effect of accounting change    162,218    141,616

     Cumulative effect of accounting change                  --    (11,082)
                                                       --------   --------

Net income                                             $162,218   $130,534
                                                       ========   ========

    The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)
                    For the three months ended March 31, 2002

                 (Dollars in thousands except per share amounts)

                                                                                         Accumulated
                                            Common Stock       Additional                   Other           Total
                                         -------------------     Paid-in     Retained    Comprehensive   Shareholder's
                                          Shares      Amount     Capital     Earnings    Income (Loss)      Equity
                                         ---------   -------   ----------   ----------   -------------   -------------
Balance, January 1, 2002                   100,000   $15,000   $1,567,478   $3,572,397     $ 71,014       $5,225,889

Comprehensive income:
  Net income                                    --        --           --      162,218           --          162,218
  Other comprehensive income (loss):
    Change in unrealized
      appreciation of investments
      net of change in deferred
      income taxes of $(16,830)                 --        --           --           --      (31,491)         (31,491)
    Change in foreign
      currency translation                      --        --           --           --       (1,878)          (1,878)
                                                                                                          ----------
  Other comprehensive loss                                                                                   (33,369)
                                                                                                          ----------
Comprehensive income                                                                                         128,849

Dividends declared (per common
  share $580.00)                                --        --           --      (58,000)          --          (58,000)

Tax reduction related to tax
  sharing agreement
  with MBIA Inc.                                --        --        8,328           --           --            8,328
                                         ---------   -------   ----------   ----------     --------       ----------
Balance, March 31, 2002                    100,000   $15,000   $1,575,806   $3,676,615     $ 37,645       $5,305,066
                                         =========   =======   ==========   ==========     ========       ==========

Disclosure of reclassification amount:
  Unrealized appreciation of
    investments arising
    during the period, net of taxes      $(440,974)
  Reclassification adjustment,
    net of taxes                           409,483
                                         ---------
  Net unrealized appreciation,
    net of taxes                         $ (31,491)
                                         =========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                Three months ended
                                                                     March 31
                                                               ---------------------
                                                                 2002        2001
                                                               ---------   ---------
Cash flows from operating activities:
   Net income                                                  $ 162,218   $ 130,534
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      (Increase) decrease in accrued investment income            (2,524)      2,005
      Increase in deferred acquisition costs                        (653)       (117)
      Increase in prepaid reinsurance premiums                    (7,999)    (14,115)
      Increase in deferred premium revenue                         3,418      23,736
      Increase in loss and loss adjustment expense reserves,       7,303       9,140
      Depreciation                                                 2,599       2,596
      Goodwill                                                        --       1,164
      Amortization of bond discount, net                           1,608         139
      Net realized (gains) losses on sale of investments           1,008      (4,559)
      Current income tax provision                                31,654      15,765
      Deferred income tax benefit                                 (3,522)     (5,975)
      Fair value of derivative instruments                       (12,904)      9,734
      Cumulative effect of acounting change, net                      --      11,082
      Other, net                                                 (34,081)     55,095
                                                               ---------   ---------
      Total adjustments to net income                            (14,093)    105,690
                                                               ---------   ---------
      Net cash provided by operating activities                  148,125     236,224
                                                               ---------   ---------
Cash flows from investing activities:
   Purchase of fixed-maturity securities, net
      of payable for investments purchased                      (890,629)   (985,508)
   Sale of fixed-maturity securities, net of
      receivable for investments sold                            768,558     746,565
   Redemption of fixed-maturity securities,
      net of receivable for investments redeemed                 143,537     123,625
   Purchase of short-term investments, net                      (100,111)    (63,151)
   Purchase of other investments, net                               (237)     (9,453)
   Capital expenditures, net of disposals                         (1,435)       (492)
                                                               ---------   ---------
      Net cash used by investing activities                      (80,317)   (188,414)
                                                               ---------   ---------
Cash flows from financing activities:
   Dividends paid                                                (58,000)    (40,800)
                                                               ---------   ---------
      Net cash used by financing activities                      (58,000)    (40,800)
                                                               ---------   ---------
Net increase in cash and cash equivalents                          9,808       7,010
Cash and cash equivalents-beginning of period                     24,404      12,541
                                                               ---------   ---------
Cash and cash equivalents - end of period                      $  34,212   $  19,551
                                                               =========   =========
Supplemental cash flow disclosures:
   Income taxes paid (refunded)                                $  20,301   $    (987)

   The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.   Basis of Presentation
          ---------------------

     The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 2001. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with auditing standards generally accepted in the United States of America, but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the three months ended March 31, 2002 may not be indicative of the results that may be expected for the year ending December 31, 2002. The December 31, 2001 balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

     2.   Dividends Declared
          ------------------

     Dividends declared and paid by the Company during the three months ended March 31, 2002 were $58.0 million.

     3.   Recent Accounting Pronouncements
          --------------------------------

     Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141, which supercedes Accounting Principles Board Opinion (APB) 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142 supercedes APB 17, "Intangible Assets," and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to annual impairment tests in accordance with the Statement. The Statement includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets are to be amortized over their useful lives.

     The following table contains a reconciliation of reported net income to net income adjusted for the effect of goodwill amortization on the three months ended March 31, 2001:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

                             March 31,    March 31,
                               2002          2001
---------------------------------------------------
Net income (in millions):
As reported                    $162        $131
Amortization of goodwill         --           1
                             ----------------------
  Adjusted net income          $162        $132
---------------------------------------------------

     The Company completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with the Statement.

     As of January 1, 2002, goodwill in the insurance segment totaled $76.9 million. SFAS 142 requires a two step approach in determining any impairment in goodwill. Step one entails evaluating whether the fair value of a reporting segment exceeds its carrying value. In performing this evaluation the Company determined that the best measure of the fair value of the insurance reporting segment is its book value adjusted for deferred premium revenue, prepaid reinsurance premiums, deferred acquisition costs and the present value of installments to arrive at adjusted book value. As of January 1, 2002, the insurance reporting segment's adjusted book value exceeded its carrying value, and thus there was no impairment of its existing goodwill.